EXHIBIT INDEX


(d)(4) Subadvisory Agreement between American Express Financial Corporation and American Century Investment Management, Inc., dated April 7, 2003.

(d)(5) Amendment to Subadvisory Agreement, dated Dec. 12, 2003, by and between American Express Financial Corporation and American Century Investment Management, Inc.

(d)(8) Subadvisory Agreement between American Express Financial Corporation and Marsico Capital Management, LLC, dated Oct. 1, 2004.

(p)(8) Code of Ethics dated July 1, 2004 adopted under Rule 17j-1 for AXP Partners International Small Cap Fund and Wellington Management Company, LLP.

(q)(1) Directors' Power of Attorney to sign Amendments to Registration statement, dated July 7, 2004.